Exhibit 99.1

Synchronoss Technologies Reports Third Quarter 2023 Results

Completes Sale of Messaging and NetworkX Businesses, Realizes Multi-Year Strategy of Cloud-Only Operating Model

Net Cash Provided by Operating Activities of $6.7 Million, a 53.6% Increase from $4.4 Million in Q3 2022

Year-over-Year Invoiced Cloud Revenue Increased 10.3% to $41.6 Million, Supported by the 14th Consecutive Quarter of Double-Digit Cloud Subscriber Growth

Company Updates 2023 Guidance, Provides Long-Term Operating Targets for Standalone Cloud Operations

BRIDGEWATER, NJ - November 7, 2023 - Synchronoss Technologies Inc. (“Synchronoss” or the “Company”) (Nasdaq: SNCR), a leading global provider of personal cloud software and services, today reported financial results for its third quarter ended September 30, 2023.

Third Quarter and Recent Operational Highlights
•Closed the sale of the Messaging and NetworkX businesses to Lumine Group for up to $41.8 million. Synchronoss executes on its strategic plan to solely focus on providing its industry-leading, high-margin, cloud-centric solutions to the global marketplace. This move strengthens the Company’s capital structure and streamlines its operational and sales focus, laying the foundation for more predictable future revenue and growth opportunities.
•Secured a seven-year contract extension with Verizon to provide Synchronoss Cloud through 2030, further strengthening the foundation for its go-forward Cloud-only focus. This extended agreement, building on a highly successful, decade-long partnership with Verizon, highlights the value of the Synchronoss Personal Cloud to the Verizon subscriber base. The contract extension will allow for updates to the revenue recognition model, improving the alignment between subscriber growth and revenue growth over time.
•Launched Synchronoss Personal Cloud with SoftBank, powering one of Japan’s largest telecommunication carriers and its Anshin Data Box service. This service offers customers the ability to back up and restore photos, videos, and files with integrated artificial intelligence features, expanding Synchronoss’ Personal Cloud global presence in Japan and aligning with its Cloud-only strategy.
•Extended existing Cloud agreement with AT&T for an additional year under existing contract terms, as the Tier 1 operator continues to ramp new subscribers.
•Achieved 10% year-over-year Cloud subscriber growth for the third quarter of 2023. The fourteenth consecutive quarter of double-digit subscriber growth has been driven by the continued adoption of the Company’s Personal Cloud product by its customers’ subscribers, including Verizon and AT&T.

Management Commentary
“Last week, we closed the sale of the Messaging and NetworkX businesses to Lumine Group, a planned strategic move that positions Synchronoss as a higher margin, Cloud-only business, fortifies our capital structure, and allows us to streamline our organization to drive margin expansion for long-term growth and profitability,” stated Jeff

Miller, President and CEO of Synchronoss. “Having completed our multi-year transformation to focus on the higher-margin, higher-growth Cloud business, in the third quarter we made important progress in further strengthening our foundation as a Cloud-only provider. This milestone is highlighted by a seven-year contract extension with our largest Cloud customer Verizon and the highly anticipated launch of our Personal Cloud solution with SoftBank, a Tier One operator in Japan. These milestone achievements, along with AT&T’s decision to exercise an extension to their existing agreement, clearly demonstrate the value of our Cloud platform to Tier One operators and positions Synchronoss for robust growth in the coming years.

“Financially, we delivered year-over-year GAAP revenue growth in the Cloud business, complemented by a solid 10.3% increase in invoiced Cloud revenue. Operationally, we marked our fourteenth consecutive quarter of double-digit Cloud subscriber growth, showcasing the enduring strength of our Cloud platform. Despite delays in key customer contracts in the now-divested Messaging and NetworkX businesses, we continued to generate solid financial performance as a whole. We are now moving full speed ahead under a more streamlined, focused operating model that will enable us to better meet the demands of the evolving Cloud market landscape. At the same time, we expect to materially improve operating margins and cash flows, enabling Synchronoss to generate sustainable, profitable growth over the long term.”

Strategic Review Process Update
During 2022, the Company engaged UBS Investment Bank as its financial advisor to assist in exploring and evaluating potential strategic transactions involving the Company or certain of its lines of business, all with the objective of maximizing value for the Company’s stockholders.

On October 31, 2023, Synchronoss successfully completed the sale of its Messaging and NetworkX businesses to Lumine Group for a total consideration of up to $41.8 million, which includes customary holdbacks, revenue earnouts, and working capital adjustments. Accounting for these inputs, the upfront consideration is $31.3 million. The proceeds from the sale enabled the Company to improve its current capital structure through the redemption of a portion of its outstanding preferred stock.

In light of the sale transaction, and as disclosed by B. Riley Financial (“BRF”), BRF informed the Company that it is no longer pursuing an acquisition of Synchronoss as outlined in its March 10, 2023 offer letter to acquire all the outstanding shares of our common stock at a price per share of $1.15. BRF has expressed its support for the sale transaction as the Company’s largest shareholder and noted it believes this outcome to be consistent with its strategic vision for Synchronoss.

This transaction positions Synchronoss as a streamlined, high-margin, and focused cloud-centric solutions provider. With the Lumine Group transaction complete, management will now be focused on maximizing the operating performance of its Cloud business by creating great Cloud experiences for its Tier One customer base. With more than 75% of its revenue secured under contracts with at least four-year terms, Synchronoss will build upon the foundation of existing customers, while evaluating all potential avenues to maximize shareholder value.

Key Performance Indicators ("KPIs")
•Cloud subscriber growth of approximately 10% continued the Company’s ongoing performance of year-over-year double-digit subscriber growth. Third quarter GAAP Cloud revenue increased 3.0% year-over-year as the run-off of deferred revenue from the year-ago comparisons has largely been realized.
•Invoiced Cloud revenue increased 10.3% year-over-year to $41.6 million in the third quarter. On a trailing twelve-month basis, invoiced Cloud revenue increased 13.9% from the comparable period. This non-GAAP measure, reconciled within the financial statements below, is intended to provide greater transparency in the underlying Cloud revenue trends as it is not impacted by changes in deferred and unbilled revenue. Going forward, the Company has moved to a ‘series guidance’ approach to revenue recognition across its customer base, which simplifies revenue recognition by using a straightforward model based on usage and pricing.

•Quarterly recurring revenue was 88.4% of total revenue, an increase from 83.8% of total revenue in the second quarter of 2023 and 83.7% in the third quarter of last year. The increase in recurring revenue as a percentage of total revenue was due to the high concentration of Cloud revenue which represented over 71% of total revenue in the quarter. This period marks the thirteenth consecutive quarter of recurring revenue at 80.0% or greater.

GAAP revenue breakdown by product is included below:

	Q3 2023 vs Q3 2022
(in thousands)	Q3 2023 Revenue	Q3 2022 Revenue	% Increase/ (Decrease)	% of Total Revenue
Cloud	$39,727	$38,558	3.0%	71.4%
NetworkX	6,872	9,635	(28.7)%	12.3%
Messaging	9,049	11,703	(22.7)%	16.3%
Total	$55,648	$59,896		100.0%

Third Quarter 2023 Financial Results:
Results compare 2023 fiscal third quarter end (September 30, 2023) to 2022 fiscal third quarter end (September 30, 2022) unless otherwise indicated.

•Total revenue decreased 7.1% to $55.6 million from $59.9 million in the prior year period. The decline in revenue was primarily due to delays in key customer contract decision making in the Messaging and NetworkX businesses partially offset by growth in Cloud revenues due to subscriber adoption and professional services associated with the launch of SoftBank.
•Gross profit increased 1.9% to $30.7 million (55.2% of total revenue) from $30.2 million (50.4% of total revenue) in the prior year period. Gross margins increased as a result of the higher concentration of Cloud revenue to total revenue.
•(Loss) income from operations was $(2.9) million compared to $1.3 million in 2022. The increase in operating loss was primarily the result of impairments on a note receivable in the third quarter, which is reflected within selling, general, and administrative expenses.
•Net loss was $(5.2) million, or $(0.06) per share, compared to $(1.3) million, or $(0.01) per share, in the prior year period. The increase in net loss was primarily due to the aforementioned impairment.
•Adjusted EBITDA (a non-GAAP metric reconciled below) increased 16.7% to $13.4 million (24.0% of total revenue) from $11.5 million (19.1% of total revenue) in the prior year period. The increase in adjusted EBITDA margin was primarily attributable to the more favorable revenue mix noted previously and a reduction in performance-related compensation expenses.
•Cash and cash equivalents were $17.6 million at September 30, 2023, compared to $19.3 million at June 30, 2023 and $21.9 million at December 31, 2022. Free cash flow was $1.1 million and adjusted free cash flow was $3.9 million. The Company did not receive additional tax refunds during the period, leaving its remaining balance due at approximately $28 million, which is expected to be received in the coming quarters. Management does not anticipate needing to raise additional capital for the foreseeable future.

Financial Commentary
CFO Lou Ferraro added: “In Q3, we delivered mixed results with continued strength in Cloud offset by revenue weaknesses in Messaging and NetworkX. We still met our profitability objectives for the third quarter, including year-over-year EBITDA growth of 17% and adjusted free cash flow of $3.9 million. Additionally, the transaction with Lumine Group has improved our capital structure and will enable us to unlock the superior financial profile of the standalone Cloud business. We have already used a portion of the upfront consideration to pay down approximately $10 million of our preferred stock, reducing our annualized dividend obligation by an estimated $1.4 million in the near term.

“Separately, we have also updated our revenue recognition model for our Verizon Cloud contract, which will improve the alignment between subscriber growth and revenue growth over time, and more closely track to the invoiced Cloud growth profile of the business. We will improve our Cloud cost profile by eliminating approximately $10 to 15 million of stranded costs, which we are already addressing. In addition, we are reviewing all remaining costs in an effort to operate our Cloud business as efficiently as possible going forward. We expect the new operating structure should produce meaningfully improved cash flow, mid to high-single-digit revenue growth, 70%+ gross margins, and 25%+ EBITDA margins in 2024.”

Financial Outlook
As a result of the Company’s recent strategic sale of the Messaging and NetworkX businesses, Synchronoss has accordingly revised its financial forecast for the remainder of 2023 as well as its long-term operating model.

Compared to the third quarter of 2023, management expects fourth quarter revenue and adjusted EBITDA to decrease based on the aforementioned divestiture of the Messaging and NetworkX businesses. On a pro forma basis, the Company now expects Cloud-only GAAP revenue to range between $40 million and $42 million. The comparable revenue performance for Q4 2022 is $39.8 million. The Company now expects adjusted EBITDA to range between $8 million and $11 million.

Based on the continued strong performance within the Company’s core Cloud business, improvements in operational expense management, and the divestiture, Synchronoss is reiterating its expectation to be cash flow positive, on an unadjusted basis, for 2023. The current expectation remains to generate cash flow in the single-digit millions for the full year. Additionally, after factoring in anticipated revenue growth and the expiration of certain existing payment obligations along with other general costs, management expects cash flow generation to significantly improve in 2024.

Due to elongated mobile device upgrade patterns and the timing of the recent customer launch, the Company expects Cloud subscriber growth to moderate slightly to high-single-digit/low-double-digit levels in the fourth quarter of 2023 before returning to consistent double-digit growth in 2024 and beyond.

For the fiscal year ending December 31, 2023, the Company now expects GAAP Cloud revenue to range between $162 million and $164 million. The comparable 2022 pro forma GAAP Cloud revenue is $163.3 million, which included $7.4 million of non-cash deferred revenue.

The Company now expects adjusted EBITDA to range between $27 million and $30 million in 2023, which includes certain stranded costs as well as other restructuring related expenses which the Company plans to remove from the standalone Cloud business going forward.

Synchronoss is also forecasting that its go-forward, standalone Cloud business will have strong revenue growth, gross margins of greater than 70%, and adjusted EBITDA margins of greater than 25% in 2024, firmly positioning the Company within the recognized ‘Rule of 30’ and on the path to ‘Rule of 40’ in the coming years. The Company is targeting material generation of cash flows, net of preferred stock dividends, which will enable further improvements to its capital structure over time.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is included below under the heading "Non-GAAP Financial Measures." With respect to forward looking statements related to adjusted EBITDA, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K and has not provided a quantitative reconciliation of forecasted adjusted EBITDA to forecasted GAAP net income (loss) attributable to Synchronoss or to forecasted GAAP income (loss) from operations, before taxes, within this earnings release because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, other income, other expense, (provision) benefit for income taxes, depreciation and amortization expense, stock-based compensation expense, restructuring charges, gain (loss) on divestitures, net (loss) income attributable to redeemable noncontrolling interests.

Conference Call
Synchronoss will hold a conference call today, November 7, 2023, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results.

Synchronoss management will host the call, followed by a question-and-answer period.

Registration Link: Click here to register:
https://register.vevent.com/register/BIdc9689ef08ab4662818b1f6ce354b537

Please register online at least 10 minutes prior to the start time. Upon registration, the webcast platform will provide dial-in numbers and a unique access code. If you have any difficulty with registration or connecting to the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live and available for replay here:
https://edge.media-server.com/mmc/p/6pn6ma66/ and via the Investor Relations section of Synchronoss' website at www.synchronoss.com.

Non-GAAP Financial Measures
Synchronoss has provided in this release selected financial information that has not been prepared in accordance with GAAP although this non-GAAP financial information is derived from numbers that have been prepared in accordance with GAAP. This information includes historical non-GAAP revenues, adjusted gross profit, adjusted gross margin, adjusted EBITDA, effective tax rate, non-GAAP net income (loss) attributable to Synchronoss, diluted non-GAAP net income (loss) per share, free cash flow, invoiced cloud revenue and adjusted free cash flow (which excludes cash payments and receipts related to non-core business activities). The Company believes that the exclusion of non-routine cash-settled expenses, such as Litigation and Remediation costs (net) and Restructuring costs in the calculation of adjusted free cash flow which do not correlate to the operation of its business, provide for more useful period-to-period comparisons of the Company’s results. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Synchronoss’ ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss’ industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above add back fair value stock-based compensation expense, acquisition-related costs, restructuring, transition and cease-use lease expense, litigation, remediation and refiling costs and depreciation and amortization, interest income, interest expense, loss (gain) on divestitures, other (income) expense, provision (benefit) for income taxes, and net loss (income) attributable to noncontrolling interests, and preferred dividends.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed above. Investors are encouraged to also review the Balance Sheet, Statement of Operations, and Statement of Cash Flow. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.

Forward-Looking Statements

This press release includes statements concerning Synchronoss and its future expectations, plans and prospects that constitute “forward-looking statements” within the meaning of federal securities law. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, though not always made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “will,” “seek,” “estimate,” “project,” “projection,” “annualized,” “strive,” “goal,” “target,” “outlook,” “aim,” “expect,” “plan,” “anticipate,” “intends,” “believes,” “potential” or “continue” or other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not historical facts and are based on current expectations and projections about future events and financial trends that management believes may affect its business, financial condition and results of operations, any of which, by their nature, are uncertain and beyond our control. Accordingly, we caution you that any such forward looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward looking statements. Except as otherwise indicated, these forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, risks relating to the Company’s ability to sustain or increase revenue from its larger customers and generate revenue from new customers, the Company’s expectations regarding expenses and revenue, the sufficiency of the Company’s cash resources, the impact of legal proceedings involving the Company, including the litigation by the Securities and Exchange Commission against certain former employees of the Company described in the Company’s most recent SEC filings, and other risks and factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2023, which are on file with the SEC and available on the SEC’s website at www.sec.gov. Additional factors may be described in those sections of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, expected to be filed with the SEC in the fourth quarter of 2023. The company does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

About Synchronoss
Synchronoss Technologies (Nasdaq: SNCR), a global leader in personal Cloud solutions, empowers service providers to establish secure and meaningful connections with their subscribers. Our SaaS Cloud platform simplifies onboarding processes and fosters subscriber engagement, resulting in enhanced revenue streams, reduced expenses, and faster time-to-market. Millions of subscribers trust Synchronoss to safeguard their most cherished memories and important digital content. Explore how our Cloud-focused solutions redefine the way you connect with your digital world at www.synchronoss.com.

Media Relations Contact:
Domenick Cilea
Springboard
dcilea@springboardpr.com

Investor Relations Contact:
Matt Glover and Tom Colton
Gateway Group, Inc.
SNCR@gateway-grp.com

-Financial Tables to Follow-

SYNCHRONOSS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (In thousands)

	September 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$17,574	$21,921
Accounts receivable, net	32,292	47,024
Operating lease right-of-use assets	15,977	20,863
Goodwill	209,476	210,889
Other assets	85,888	97,375
Total assets	$361,207	$398,072

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$57,644	$66,324
Deferred revenues	19,510	14,183
Debt, non-current	135,792	134,584
Operating lease liabilities, non-current	25,186	29,637
Other liabilities	3,069	4,399
Preferred stock	68,348	68,348
Redeemable noncontrolling interest	12,500	12,500
Stockholders’ equity	39,158	68,097
Total liabilities and stockholders’ equity	$361,207	$398,072

SYNCHRONOSS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net revenues	$55,648	$59,896	$173,069	$190,998
Costs and expenses:
Cost of revenues[1]	17,897	22,440	60,060	69,595
Research and development	10,856	12,911	40,634	42,162
Selling, general and administrative	22,264	15,338	60,448	48,523
Restructuring charges	28	201	394	1,905
Depreciation and amortization	7,538	7,726	21,997	24,019
Total costs and expenses	58,583	58,616	183,533	186,204
(Loss) income from operations	(2,935)	1,280	(10,464)	4,794
Interest income	149	20	371	230
Interest expense	(3,482)	(3,463)	(10,397)	(10,131)
Gain on divestiture	—	(73)	—	2,549
Other income, net	4,455	4,437	1,070	10,206
(Loss) income from operations, before taxes	(1,813)	2,201	(19,420)	7,648
Provision for income taxes	(866)	(1,115)	(2,708)	(1,678)
Net (loss) income	(2,679)	1,086	(22,128)	5,970
Net (loss) income attributable to redeemable noncontrolling interests	(18)	(66)	10	(256)
Preferred stock dividend	(2,474)	(2,298)	(7,423)	(7,255)
Net loss attributable to Synchronoss	$(5,171)	$(1,278)	$(29,541)	$(1,541)

Earnings (loss) per share:
Basic	$(0.06)	$(0.01)	$(0.34)	$(0.02)
Diluted	$(0.06)	$(0.01)	$(0.34)	$(0.02)
Weighted-average common shares outstanding:
Basic	87,904	86,400	87,069	86,156
Diluted	87,904	86,400	87,069	86,156
_________________________________
1    Cost of revenues excludes depreciation and amortization which are shown separately.

SYNCHRONOSS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Nine Months Ended September 30,
	2023	2022
Net (loss) income from continuing operations	$(22,128)	$5,970
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash items	36,303	27,378
Changes in operating assets and liabilities	5,061	(22,270)
Net cash provided by operating activities	19,236	11,078

Investing activities:
Purchases of fixed assets	(1,229)	(1,021)
Purchases of intangible assets and capitalized software	(14,660)	(15,250)
Other investing activities	—	8,000
Net cash used in investing activities	(15,889)	(8,271)

Net cash used in financing activities	(7,496)	(10,975)
Effect of exchange rate changes on cash	(198)	(752)
Net decrease in cash and cash equivalents	(4,347)	(8,920)

Cash and cash equivalents, beginning of period	21,921	31,504
Cash and cash equivalents, end of period	$17,574	$22,584

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Non-GAAP financial measures and reconciliation:
GAAP Revenue	$55,648	$59,896	$173,069	$190,998
Less: Cost of revenues	17,897	22,440	60,060	69,595
Less: Restructuring[1]	—	—	92	356
Less: Depreciation and Amortization[2]	7,006	7,285	20,743	21,728
Gross Profit	30,745	30,171	92,174	99,319

Add / (Less):
Stock-based compensation expense	162	232	575	592
Restructuring, transition and cease-use lease expense	37	67	634	1,394
Depreciation and Amortization[2]	7,006	7,285	20,743	21,728
Adjusted Gross Profit	$37,950	$37,755	$114,126	$123,033
Adjusted Gross Margin	68.2%	63.0%	65.9%	64.4%
_________________________________
1    Amounts associated with cost of revenues.
2    Depreciation and Amortization contains a reasonable allocation for expenses associated with cost of revenues.

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
GAAP Net loss attributable to Synchronoss	$(5,171)	$(1,278)	$(29,541)	$(1,541)
Add / (Less):
Stock-based compensation expense	1,241	1,801	4,605	4,692
Restructuring, cease-use lease expense and change in contingent consideration	5,861	557	9,881	3,949
Amortization expense[1]	1,277	2,436	4,551	7,469
Litigation, remediation and refiling costs, net	1,654	88	5,997	(227)
Non-GAAP Net income (loss) attributable to Synchronoss	$4,862	$3,604	$(4,507)	$14,342

Non-GAAP Net (loss) income per share:
Basic	$0.06	$0.04	$(0.05)	$0.17
Diluted	$0.05	$0.04	$(0.05)	$0.16
Weighted-average shares outstanding:
Basic	87,904	86,400	87,069	86,156
Diluted	94,445	92,844	87,069	89,682
_________________________________
1    Amortization from acquired intangible assets.

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands)

	Three Months Ended					Nine Months Ended
	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023	Dec 31, 2022	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022
Net loss attributable to Synchronoss	$(5,171)	$(10,979)	$(13,391)	$(15,927)	$(1,278)	$(29,541)	$(1,541)
Add / (Less):
Stock-based compensation expense	1,241	1,625	1,739	769	1,801	4,605	4,692
Restructuring, cease-use lease expense and change in contingent consideration	5,861	3,301	719	3,962	557	9,881	3,949
Litigation, remediation and refiling costs, net	1,654	2,384	1,959	1,892	88	5,997	(227)
Depreciation and amortization	7,538	6,939	7,520	7,734	7,726	21,997	24,019
Interest income	(149)	(127)	(95)	(235)	(20)	(371)	(230)
Interest expense	3,482	3,461	3,454	3,509	3,463	10,397	10,131
Loss (gain) on sale of DXP Business	—	—	—	—	73	—	(2,549)
Other expense (income), net	(4,455)	454	2,931	6,759	(4,437)	(1,070)	(10,206)
Provision (benefit) for income taxes	866	783	1,059	181	1,115	2,708	1,678
Net (income) loss attributable to noncontrolling interests	18	(14)	(14)	(56)	66	(10)	256
Preferred dividend	2,474	2,475	2,474	2,297	2,298	7,423	7,255
Adjusted EBITDA (non-GAAP)	$13,359	$10,302	$8,355	$10,885	$11,452	$32,016	$37,227

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net Cash provided by (used in) operating activities	$6,680	$4,350	$19,236	$11,078
Add / (Less):
Capitalized software	(5,310)	(4,555)	(14,660)	(15,250)
Property and equipment	(235)	(448)	(1,229)	(1,021)
Free Cashflow	1,135	(653)	3,347	(5,193)
Add: Litigation and remediation costs, net	2,425	2,030	7,609	2,704
Add: Restructuring	302	1,457	2,403	5,890
Adjusted Free Cashflow	$3,862	$2,834	$13,359	$3,401

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited) (In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
GAAP Cloud Revenue	$39,727	$38,558	$121,242	$123,536
Increase / (Decrease) Change in Deferred Revenue	(248)	61	(1,007)	(7,660)
(Increase) / Decrease: Change in Unbilled Receivables & Contract Assets	2,151	(869)	8,054	(4,706)
Invoiced Cloud Revenue	$41,630	$37,750	$128,289	$111,170

Invoiced Cloud Revenue is defined as GAAP revenue for Cloud disaggregated revenue stream, plus the period change in deferred revenue balance related to the Cloud revenue stream, less the period change in Unbilled Receivables and Contract Assets balance related to the Cloud revenue stream.